UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
March 8, 2011
 (Date of earliest event reported)

SOUTH JERSEY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-6364	22-1901645
(State of incorporation)	(Commission File Number)	(IRS employer identification no.)

1 South Jersey Plaza, Folsom, New Jersey 08037
(Address of principal executive offices, including zip code)

(609) 561-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Las Vegas Energy Partners, LLC (LVE), is an unconsolidated joint venture in which a subsidiary of South Jersey Industries (SJI) has a 50% equity interest.  Previously, LVE entered into a 25-year contract with a resort developer to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.  LVE began construction of the facility in 2007 and expected to provide full energy services in 2010 when the resort was originally scheduled to be completed. LVE suspended construction of the district energy system and central energy center in January 2009 after the resort developer’s August 2008 announcement that it was delaying the completion of construction of the resort due to the difficult environment in the capital markets and weak economic conditions.  In October 2010, the resort developer announced that they do not expect to resume construction on the project for three to five years. They stated that they remain committed to having a significant presence on the Las Vegas Strip as part of a long-term growth strategy and continue to view this site as a major strategic asset. As a result of the construction delay, the district energy system and central energy center was not completed by the end of 2010 as originally expected. Consequently, the full amount of LVE’s debt, which is non-recourse to SJI, became due and payable in December 2010.

On March 8, 2011, LVE reached agreements with (a) the resort developer that specified the payments to be made by the developer to LVE during the suspension period and provided the developer and its corporate parent with an option to purchase the assets of LVE, and (b) the banks that are financing the energy facilities to address the existing default under the financing agreements. The terms of the March 2011 agreement requires the resort developer to pay certain fees and expenses to LVE on a monthly basis beginning in March 2011 until construction of the resort resumes. The monthly payments to be paid to LVE by the resort developer are expected to be in amounts sufficient to reimburse LVE for costs to maintain the energy facilities and to cover debt service costs. The resort developer has provided LVE with a $6.0 million letter of credit to support its monthly payment obligation. The banks that are financing the energy facilities have agreed not to exercise their rights under the financing agreements resulting from the event of default discussed above through December 2013, provided that no additional events of default occur. SJI and its joint venture partner have provided a $10.0 million letter of credit to the banks to support LVE’s obligations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOUTH JERSEY INDUSTRIES, INC.

Date: March 8, 2011	By:	/s/ David A. Kindlick
David A. Kindlick
Vice President & Chief Financial Officer